Exhibit 4.3
Dated                                                                , 2005
ROYAL DUTCH SHELL PLC
and

DEED OF INDEMNITY

CONTENTS

1	Interpretation	1

2	Indemnity and Loan of Funds for Defence Proceedings	2

3	Conduct of Claims and Access to Information	4

4	Notices	5

5	Remedies and Waivers	6

6	Invalidity	6

7	No Partnership	7

8	Contracts (Rights of Third Parties) Act 1999	7

9	Entire Agreement	7

10	Assignment	7

11	Confidentiality	8

12	Counterparts	9

13	Choice of Governing Law	9

14	Arbitration	9

THIS DEED is made on the        day of          , 2005
BETWEEN:
1.	ROYAL DUTCH SHELL PLC, a company incorporated in England and Wales (registered number 04366849), whose registered office is at Shell Centre, London SE1 7NA, U.K. (the “Company”); and

2.	of Carel van Bylandtlaan 30, 2596 HR, The Hague, The Netherlands (the “Director”).
WHEREAS:
(A)	The Director is a director of the Company on the date of this Deed.

(B)	The Company has agreed to indemnify the Director, and the Director has agreed to give certain undertakings to the Company, in each case on the terms of and subject to the conditions in this Deed.
THIS DEED PROVIDES as follows:

1	Interpretation

1.1	In this Deed:

	“Act”	means the Companies Act 1985;

	“Affiliate”	means any undertaking (within the meaning of section 259 of the Act) which is not an Associated Company and:

(a) in which the Company or any of its Associated Companies holds any share capital; and

(b) of which the Director is a director and in such capacity is a nominee of the Company or any of its Associated Companies;

	“Articles”	means the articles of association from time to time of the Company;

	“Associated Company”	means an “associated company” of the Company (as that term is defined in section 309A of the Act) or, as the case may be, any other body corporate which is (a) a subsidiary of the Company, (b) its holding company or (c) a subsidiary of any such holding company;

	“Business Day”	means a day (other than a Saturday or a Sunday) on which banks are open for business in London (other than solely for trading and settlement in euro);

“Confidential Information”	has the meaning given in Clause 11.1;

“Employment Contract”	means any contract of employment in effect on the date of this Deed between the Director and the Company or any Associated Company;

“Pre-Contractual Statement”	has the meaning given in Clause 9.4;

“Third Party Claim”	has the meaning given in Clause 3.1; and

“Working Hours”	means 9.00 am to 5.00 pm on a Business Day.
1.2	In this Deed:
(A)	references to Clauses are to clauses of this Deed;

(B)	use of any gender includes the other genders;

(C)	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

(D)	the terms “holding company” and “subsidiary” shall have the meanings given to them in section 736 of the Act;

(E)	references to times are to London time; and

(F)	headings and titles are inserted for convenience only and are to be ignored in the interpretation of this Deed.
1.3	If there is any inconsistency between the provisions of this Deed and the provisions of any Employment Contract, the provisions of this Deed shall prevail.

2	Indemnity and Loan of Funds for Defence Proceedings

2.1	Subject to Clause 3, the Company undertakes to indemnify the Director against any loss, liability or damage, howsoever caused (including in respect of the Director’s own negligence), suffered or incurred by the Director in respect of the Director’s acts or omissions while, or in the course of acting as:
(A)	a director or employee of the Company;

(B)	a director or employee of any Associated Company; or

(C)	a director or employee of any Affiliate,
or which otherwise arises by virtue of the Director holding or having held such office, in each case, to the extent arising out of or in connection with, directly or indirectly, any claim, action or proceedings brought against the Director or any other person in any jurisdiction in respect of any alleged loss, liability or damage, howsoever caused (including in respect of the Director’s own negligence), actually or allegedly suffered by any person in consequence of any of the Director’s acts or omissions while, or in the course of acting as, a person set out in paragraphs (A), (B) or (C) or which otherwise arises, howsoever caused (including in respect of the Director’s own negligence), by virtue of the Director holding or having held such office or employment.
2.2	The indemnity provided for in Clause 2.1 shall apply to the widest extent permitted by English law and as if any relevant Associated Company or Affiliate were an “associated company” of the Company within the meaning of section 309(A) of the Act.

2.3	The indemnity provided for in Clause 2.1 shall extend to cover all reasonable direct and indirect costs and expenses incurred by the Director in investigating, responding to or defending, or otherwise participating in, any relevant claim, action or proceedings (including, without limitation, lawyers’ fees, court costs, costs of transcripts, fees of experts, witness fees, document management costs, communications costs and costs and expenses incurred in connection with any appeal, including any bond or security therefor).

2.4	Without prejudice to Clause 2.1, the Company shall, promptly on receipt of a written request from the Director, lend such funds to the Director as are required by the Director to meet reasonable costs and expenses incurred or to be incurred by him:
(A)	in defending any criminal or civil proceeding brought against him in his capacity as a director or employee of the Company, of any Associated Company or of any Affiliate; or

(B)	in connection with any application brought by him under:
(i)	section 144(3) or (4) of the Act; or

(ii)	section 727 of the Act.
Any written request made by the Director pursuant to this Clause 2.4 shall be accompanied by reasonable documentary evidence of the amount and nature of the costs and expenses incurred or to be incurred. The costs and expenses capable of being funded pursuant to this Clause 2.4 are those referred to in Clause 2.3 and funds shall be advanced without regard to the ability of the Director to repay the loan and without regard to whether the loan will ultimately be required to be repaid pursuant to Clause 2.6(A).
2.5	The Director shall, promptly on receipt of a written request from the Company, provide the Company with such information as the Company may reasonably require in order to satisfy itself that any costs and expenses which have been or are to be reimbursed pursuant to the indemnity provided for in Clause 2.1, or in respect of which a loan has been or is to be made pursuant to Clause 2.4, are reasonable in amount and have been properly incurred.

2.6	Any loan made by the Company pursuant to Clause 2.4 shall be:

(A)	on terms which result in the loan being repaid when required by the Act;

(B)	on terms which result in the loan (or the appropriate proportion of the loan) being repaid promptly after the Director recovers from any other party any sums in respect of the costs and expenses incurred or to be incurred by the Director which have been funded by the loan;

(C)	on terms which provide for the cancellation of the loan if the loan is not required to be repaid pursuant to the Act or if sums repaid pursuant to paragraph (B) are not sufficient to discharge the loan in full; and

(D)	on such other terms as the Company, in consultation with the Director, deems appropriate or desirable.
2.7	References in this Clause to acts and omissions are to acts and omissions respectively carried out, made or omitted to be made before, on or after the date of this Deed.

3	Conduct of Claims and Access to Information

3.1	Without prejudice to Clause 3.5 and subject to Clause 3.6, if the Director becomes aware of any claim, action or proceedings which could give rise to any claim, action or demand by him against the Company under Clause 2.1 (in each case, a “Third Party Claim”), the Director shall:
(A)	within 30 Business Days of becoming so aware, notify the Company in writing of the existence of such Third Party Claim, giving reasonable details in that notification (or, to the extent that such details are not available to the Director at that time, as soon as possible thereafter) of the person(s) making such Third Party Claim, the circumstances leading to, and the grounds for, that Third Party claim and the quantum or possible quantum of the Third Party Claim;

(B)	subject to Clause 3.2, take such action and give such information and access to premises, chattels, documents and records to the Company and its professional advisers as the Company may reasonably request and the Company shall be entitled to require the Director to take such action and give such information and assistance in order to avoid, dispute, resist, mitigate, settle, compromise, defend or appeal the Third Party Claim or judgement or adjudication with respect thereto as the Company may reasonably request;

(C)	at the request of the Company but subject to Clause 3.4, allow the Company to take conduct of such actions as the Company may deem appropriate in connection with any such Third Party Claim in the name of the Director and in that connection the Director shall give or cause to be given to the Company all such assistance as the Company may reasonably require in avoiding, disputing, resisting, settling, compromising, defending or appealing any such Third Party Claim and shall instruct such solicitors or other professional advisers as the Company may nominate to act on behalf of the Director in relation thereto but to act in accordance with the Company’s instructions;

(D)	make no admission of liability, agreement, settlement or compromise with any person in relation to any such Third Party Claim without the prior written consent of the Company, such consent not to be unreasonably withheld or delayed; and

(E)	take all reasonable action to mitigate any loss suffered by him in respect of such Third Party Claim.
3.2	Notwithstanding the provisions of Clause 3.1(B), the Director shall not be required to provide any documents or information to the Company where doing so would result in a loss of privilege in such documents or information or where the Director is legally or contractually prevented from providing such documents or information.

3.3	If the Company takes conduct of any actions pursuant to Clause 3.1(C), it will consult with the Director on a regular basis as to how such actions should be managed.

3.4	Notwithstanding the provisions of Clause 3.1(C), if the interests of the Company in respect of a Third Party Claim are adverse or potentially adverse to the interests of the Director (disregarding any interests of the Company and the Director under this Deed), the Director shall not be required to allow the Company to take conduct of any actions in connection with such Third Party Claim insofar as they relate to proceedings against the Director.

3.5	The Company shall be entitled to settle any Third Party Claim but shall not do so before notifying the Director of its intention and consulting with the Director as to the terms of the proposed settlement and the Company shall not settle any Third Party Claim where the terms of the settlement would impose any cost, expense, loss, liability, damage, penalty or limitation on the Director (save such as are subject to the benefit of the indemnity provided for in Clause 2.1) without the prior written consent of the Director, such consent not to be unreasonably withheld or delayed.

3.6	Notwithstanding the foregoing, each of the Director and the Company shall take such action as may be required in order to comply with the terms of any policy of directors and officers liability insurance which has been entered into by the Company, any Associated Company or any Affiliate and in respect of which the Director is an insured in relation to the relevant Third Party Claim.

3.7	Any failure by the Director to comply with the provisions of this Clause 3 shall not relieve the Company of any obligations under this Deed except to the extent that the Company is materially prejudiced thereby.

4	Notices

4.1	A notice under this Deed shall only be effective if it is in writing. Faxes are permitted.

4.2	Notices under this Deed shall be sent to a party at its address or number and, in the case of the Company, for the attention of the individual, set out below:

Party and title of individual	Address	Fax number
Company	Carel van Bylandtlaan 16,	+31 70 377 3687
Attention: Company	2596 HR The Hague,
Secretary	The Netherlands

Director
PROVIDED THAT either party may change its notice details on giving notice to the other party of the change in accordance with this Clause. That notice shall only be effective on the date falling five Business Days after the notification has been received or on such later date as may be specified in the notice.
4.3	Subject to Clause 4.4, any notice given under this Deed shall not be effective until it is received by the intended recipient.

4.4	Any notice which is received by its intended recipient under this Deed outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

4.5	No notice given under this Deed may be withdrawn or revoked except by notice given in accordance with this Clause.

5	Remedies and Waivers

5.1	No delay or omission by either party to this Deed in exercising any right, power or remedy provided by law or under this Deed shall:
(A)	affect that right, power or remedy; or

(B)	operate as a waiver of it.
5.2	The single or partial exercise of any right, power or remedy provided by law or under this Deed shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

5.3	The rights, powers and remedies provided in this Deed are cumulative and not exclusive of any rights, powers and remedies provided by law.

6	Invalidity

If at any time any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:
(A)	the legality, validity or enforceability in that jurisdiction of any other provision of this Deed; or

(B)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Deed.
7	No Partnership

Nothing in this Deed and no action taken by the parties under this Deed shall constitute a partnership, association, joint venture or other co-operative entity between the parties.

8	Contracts (Rights of Third Parties) Act 1999

The parties to this Deed do not intend that any term of this Deed should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Deed.

9	Entire Agreement

9.1	This Deed and, subject to Clause 1.3, any provision of any Employment Contract under which the Director is, or is entitled to be, indemnified by the Company, constitute the whole and only agreement between the parties relating to the indemnification of the Director by the Company and the obligations of the parties in relation to Third Party Claims.

9.2	Each party acknowledges that in entering into this Deed it is not relying upon any Pre-Contractual Statement which is not set out in this Deed.

9.3	Except in the case of fraud, no party shall have any right of action against any other party to this Deed arising out of or in connection with any Pre-Contractual Statement except to the extent that it is repeated in this Deed.

9.4	For the purposes of this Clause, “Pre-Contractual Statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to:
(A)	the indemnification of the Director by the Company; and/or

(B)	the obligations of the parties in relation to Third Party Claims made or given by any person at any time prior to the date of this Deed, other than, in any case, any Employment Contract or provision thereof.

9.5	This Deed may only be varied in writing signed by each of the parties.

10	Assignment

10.1	The Company may at any time assign all or any part of the benefit of, or its rights or benefits under, this Deed to any Associated Company.

10.2	The Director shall not assign, or purport to assign, all or any part of the benefit of, or his rights or benefits under, this Deed (although this shall not prevent all or any part of the benefit of, or his rights or benefits under, this Deed passing to the estate of the

Director).

11	Confidentiality

11.1	Subject to Clause 11.3, each party shall treat as confidential all information obtained as a result of entering into or performing this Deed which relates to:
(A)	the provisions of this Deed;

(B)	any negotiations relating to this Deed;

(C)	the subject matter of this Deed; or

(D)	the other party
(each, “Confidential Information”).

11.2	Subject to Clause 11.3:
(A)	neither party shall disclose any Confidential Information to any person other than any of its professional advisers and, in the case of the Company, directors and employees and directors and employees of any Associated Company or Affiliate who need to know such information in order to discharge their respective duties; and

(B)	each party shall procure that any person to whom any Confidential Information is disclosed by it complies with the restrictions contained in this Clause as if such person were a party to this Deed.
11.3	Notwithstanding the other provisions of this Clause, either party may disclose Confidential Information and make this Deed open to inspection:
(A)	if and to the extent required by law;

(B)	if and to the extent required by any securities exchange or regulatory or governmental body to which the Director, the Company, any Associated Company or any Affiliate is subject or submits, wherever situated, including (amongst other bodies) the London Stock Exchange plc, The New York Stock Exchange, and Euronext Amsterdam and any other exchange on which the Company or any Associated Company or any Affiliate may be listed, the Financial Services Authority, the US Securities and Exchange Commission, the Dutch Authority for the Financial Markets (“Autoriteit Financiële Markten”) or The Panel on Takeovers and Mergers, whether or not the requirement for information has the force of law;

(C)	in the case of the Company, to its auditors and bankers;

(D)	if and to the extent the Confidential Information has come into the public domain through no fault of that party; or

(E)	if and to the extent the other party has given prior written consent to the disclosure, such consent not to be unreasonably withheld or delayed.
11.4	The restrictions contained in this Clause shall continue to apply after the termination of this Deed, and, for the avoidance of doubt, after the Director ceases to be a director of the Company, in each case without limit in time.

12	Counterparts

12.1	This Deed may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

12.2	Each counterpart shall constitute an original of this Deed, but all the counterparts shall together constitute but one and the same instrument.
13	Choice of Governing Law

This Deed is governed by, and shall be construed in accordance with, English law.

14	Arbitration

14.1	All disputes between the Company and the Director shall be resolved exclusively according to the arbitration and exclusive jurisdiction provisions set out in articles 152, 153 and 154 of the Articles and articles 152, 153 and 154 shall accordingly be incorporated, mutatis mutandis, into the terms of this Deed.

14.2	In respect of any disputes between a shareholder and the Director (whether in the Director’s capacity as director or employee of the Company or a subsidiary undertaking of the Company), the Company shall, upon the Director’s request, take all reasonable steps to enforce the shareholder’s submission to arbitration or to the exclusive jurisdiction of the courts of England and Wales as provided in article 154(C).

14.3	A copy of articles 152, 153 and 154 of the Articles in the form in which they exist as at the date of this deed is attached as Annex 1.

14.4	References to “dispute” in this clause shall have the same meaning as set out in article 154 of the Articles.

14.5	All cross-references to the Articles in this clause will be updated and amended without further action of either party in the event the Articles themselves are renumbered.

IN WITNESS of which this document has been executed and delivered as a deed on the date which first appears on page 1 above.

Executed as a deed by ROYAL DUTCH SHELL PLC		)
acting by two directors/one director and the secretary		)

Director

Director/Secretary

Executed as a deed by	)
in the presence of:		)

Director

Signature of witness

Printed name of witness

Address of witness

Occupation of witness

Annex 1
The following is an extract from the Articles, as at the date of this Deed:
“152	Arbitration
Unless article 153 applies:
(A)	All disputes:
(i)	between a shareholder in that shareholder’s capacity as such and the company and/or its directors arising out of or in connection with these articles or otherwise; and/or

(ii)	to the fullest extent permitted by law, between the company and any of its directors in their capacities as such or as employees of the company, including all claims made by or on behalf of the company against its directors; and/or

(iii)	between a shareholder in that shareholder’s capacity as such and the company’s professional service providers; and/or

(iv)	between the company and the company’s professional service providers arising in connection with any claim within the scope of article 152(A)(iii), shall be exclusively and finally resolved under the Rules of Arbitration of the International Chamber of Commerce (“ICC”) (the “ICC Rules”), as amended from time to time.

(B)	The tribunal shall consist of three arbitrators to be appointed in accordance with the ICC Rules.

(C)	The chairman of the tribunal must have at least 20 years experience as a lawyer qualified to practise in a common law jurisdiction within the Commonwealth (as constituted on 12 May 2005) and each other arbitrator must have at least 20 years experience as a qualified lawyer.

(D)	The place of arbitration shall be The Hague, The Netherlands.

(E)	The language of the arbitration shall be English.

(F)	These articles constitute a contract between the company and its shareholders and between the company’s shareholders inter se. This article 152 (as supplemented from time to time by any agreement to a similar effect between the company and its directors or professional service providers) also contains or evidences an express submission to arbitration by each shareholder, the company, its directors and professional service providers and such submissions shall be treated as a written arbitration agreement under the Netherlands Arbitration Act, the Arbitration Act 1996 of England and Wales and Article II of the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards (1958).

(G)	Each person to whom this article 152 applies hereby waives, to the fullest extent permitted by law: (i) any right under the laws of any jurisdiction to apply to any court of law or other judicial authority to determine any preliminary point of law, and/or (ii) any right it may otherwise have under the laws of any jurisdiction to appeal or otherwise challenge the award, ruling or decision of the tribunal.

153	Exclusive Jurisdiction

(A)	This article 153 shall apply to a dispute (which would otherwise be subject to article 152) in any jurisdiction if a court in that jurisdiction determines that article 152 is invalid or unenforceable in relation to that dispute in that jurisdiction.

(B)	For the purposes of article 153(A), court shall mean any court of competent jurisdiction or other competent authority including for the avoidance of doubt, a court or authority in any jurisdiction which is not a signatory to the New York Convention.

(C)	Any proceeding, suit or action:
(i)	between a shareholder in that shareholder’s capacity as such and the company and/or its directors arising out of or in connection with these articles or otherwise; and/or

(ii)	to the fullest extent permitted by law, between the company and any of its directors in their capacities as such or as employees of the company, including all claims made by or on behalf of the company against its directors; and/or

(iii)	between a shareholder in that shareholder’s capacity as such and the company’s professional service providers and/or

(iv)	between the company and the company’s professional service providers arising in connection with any claim within the scope of article 153(C)(iii), may only be brought in the courts of England and Wales.

(D)	Damages alone may not be an adequate remedy for any breach of this article 153, so that in the event of a breach or anticipated breach, the remedies of injunction and/or an order for specific performance would in appropriate circumstances be available.

154	General Dispute Resolution Provisions

(A)	For the purposes of articles 152 and 153, a “dispute” shall mean any dispute, controversy or claim, other than any dispute, controversy or claim relating to any failure or alleged failure by the company to pay all or part of a dividend which has been declared and which has fallen due for payment.
(B)	The governing law of these articles, including the submissions to arbitration and written arbitration agreement contained in or evidenced by article 152, shall be the substantive law of England.
(C)	The company shall be entitled to enforce articles 152 and 153 for its own benefit, and that of its directors, subsidiary undertakings and professional service providers.
     (D) References in articles 152 and 153 to:
(i)	“company” shall be read so as to include each and any of the company’s subsidiary undertakings from time to time; and

(ii)	“director” shall be read so as to include each and any director of the company from time to time in its capacity as such or as employee of the company and shall include any former director of the company; and

(iii)	“professional service providers” shall be read so as to include the company’s auditors, legal counsel, bankers, ADR depositaries and any other similar professional service providers in their capacity as such from time to time but only if and to the extent such person has agreed with the company in writing to be bound by article 152 and/or 153 (or has otherwise agreed to submit disputes to arbitration and/or exclusive jurisdiction in a materially similar way).”